Exhibit 3.1


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           EL PLATA MINING CORPORATION

The undersigned, being, respectively, the president and secretary of El Plata Mining Corporation do hereby certify as follows:

That the Board of Directors of the Corporation at a meeting duly convened, held on the 23rd day of August 1999, adopted a resolution to amend and restate the Articles of Incorporation as follows:

     FIRST: The name of the Corporation is El Plata Mining Corporation

     SECOND: The date it filed its Articles of Incorporation with the Secretary of State is February 27, 1973.

     The  name  under  which  El  Plata  Mining   Corporation   was   originally
incorporated is El Plata Mining Corporation

     THIRD: The Articles of Incorporation are amended to effect the following amendments:

     1. To change the name of the Corporation; 2. To change the number of shares the Corporation has authority to issue and change the par value of the shares;
3. To change the Corporation's registered agent,

     FOURTH: The text of the Articles of Incorporation, as amended heretofore, is hereby restated as further amended to read as herein set forth in full.

     FIRST: The name of the Corporation is ElPlata Corporation.

     SECOND: The address of the resident agent of this Corporation in this state is c/o United Corporate Services, Inc., 202 South Minnesota Street, in the City of Carson City, County of Carson City, State of Nevada 89703, and the name of the resident agent at said address is United Corporate Services, Inc.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Nevada.

     FOURTH: The Corporation shall be authorized to issue the following shares:

Class                Number of Shares           Par value
-----                ----------------           ---------
Common               100,000,000                $ .001

     FIFTH: The period of duration of the Corporation shall be perpetual

     SIXTH:  The  Corporation  may, to the fullest  extent  permitted by Section
78.751 of the Nevada General Corporation Law, indemnify any and all directors and officers whom it shall have power to indemnify wider said section from and against any and all of the expenses, liabilities or other matter referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity by holding office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefits of the heirs, executors and administrators of such a person.

     SEVENTH: The amended and restated Articles of Incorporation was adopted by the Board of Directors and authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of the shareholders.

Dated:         September 27, 1999


                                                              /s/ Glenn A Little
                                                       -------------------------
                                                       Glenn A Little, President


                                                                /s/Matthew Blair
                                                        ------------------------
                                                        Matthew Blair, Secretary